Exhibit 99.1

1 June 23, 2022 NASDAQ: IDEX Update: Ideanomics & VIA Motors

2 DISCLOSURE AND FORWARD - LOOKING STATEMENTS This presentation contains certain statements that may include 'forward looking statements’ within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are 'forward - looking statements.’ Although the Company believes that the expectations reflected in these forward - looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward - looking statements, which speak only as of the date of this presentation. The Company's actual results could differ materially from those anticipated in these forward - looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward - looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward - looking statements. The financial information and data contained in this presentation is unaudited and does not conform to the Securities and Exchange Commission's Regulation S - X. This presentation includes certain estimated financial information and forecasts that are not derived in accordance with generally accepted accounting principles (GAAP), and which may be deemed to be non - GAAP financial measures within the meaning of Registration G promulgated by the Securities and Exchange Commission. The Recipient acknowledges that US securities laws prohibit any Person who has received from an issuer any material, non - public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

3 SVP Investor Relations, Ideanomics TONY SKLAR

4 CEO, Ideanomics ALF POOR

5 CEO, VIA Motors BOB PURCELL

6 VIA Skateboard • Proprietary Modular Skateboard Architecture • Class 2 - 5 Delivery Vans and Cab - Chassis Trucks

7 VIA Demo Vehicles Class 3 Delivery Van Class 3 Cab - Chassis Truck

8 • Due largely to the growth of e - commerce, the overall global market for light - duty vehicles is set to double by 2037. • Sales of electric light - duty vehicles will approach one fifth of the global LCV market by 2030, and nearly 43% by 2040. Electric Light - Duty Vehicle Opportunity 0 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 2019 2024 2029 2034 2039 Global Light - Duty Commercial Vehicle Sales Diesel and gasoline Electric Fuel cell Natural gas Plug-in Hybrid Source: BloombergNEF Long - Term Electric Vehicle Outlook 2022 10.2M LCVs sold globally 2.9% Electric vehicles 2022 15.8M LCVs sold globally 21.0% Electric vehicles 2030 22.5M LCVs sold globally 42.1% Electric vehicles 2040 8

9 VIA Motors At A Glance • Develops and will manufacture fully electric vans and trucks for last - mile and mid - mile delivery applications • P latforms ranging from Class 2 – Class 5 vehicles Products • Last - mile, Mid - Mile, Logistics Fleet Operators • Commercial fleets beginning their journey towards electrification Target Market • Large market opportunity supported by global transition to EV • Skateboard - based architecture allows for competitive pricing and margins Opportunity

10 President, Ideanomics Mobility ROBIN MACKIE

©2022 Ideanomics / Confidential & Proprietary 11 Fleet Manager Vehicles Ops Fueling Before Fleet Electrification Budget Fleets Have to Navigate More Complexity Than Ever Before Vehicles Energy Costs Charging Mgmt Financing Construction Planning O&M Budget Fleet Manager After Fleet Electrification

©2022 Ideanomics / Confidential & Proprietary 12 Connects fleets with the best vehicles for their duty cycles and carbon neutral goals Enabling Commercial Adoption of EV with Confidence Provides all the charging, energy storage, and services for zero emission fleet operations Innovative financing programs which can move vehicles and charging systems from CapEx to OpEx Vehicles, charging systems, and financing

13 A Key Addition to the Ideanomics Offering Complementary new vehicle classes and core technologies Vehicles Charging Software Finance Planning Activation Engineering Design • Cross - category collaborations • Cross - selling to common customers • Shared technologies • Telematics and data management systems • Shared resources & services • Expanded internal expertise and experience

14 June 23, 2022 NASDAQ: IDEX Thank You